Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8775
brett.kerr@calpine.com	bryan.kimzey@calpine.com
Calpine Corporation Announces Upsizing and Pricing
of Senior Unsecured Notes Offering
(HOUSTON, Texas) — January 29, 2015 – Calpine Corporation (NYSE: CPN) today announced the pricing of $650,000,000 in aggregate principal amount of its 5.500% Senior Unsecured Notes due 2024 pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission. The aggregate principal amount of the notes offered was increased from $500,000,000. The offering is expected to close on February 3, 2015. Calpine Corporation intends to use up to $150,000,000 of the net proceeds from this offering to repurchase a portion of its 7.875% Senior Secured Notes due 2023, and the remainder of the net proceeds from this offering will be used to replenish cash on hand used for the acquisition of Fore River Energy Center in the fourth quarter of 2014 and for general corporate purposes.
This announcement does not constitute an offer to sell, or a solicitation of an offer to buy, any security and nor shall there be any offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
About Calpine
Calpine Corporation owns and operates primarily natural gas-fired and geothermal power plants in North America and has a significant presence in major competitive wholesale power markets in California, Texas and the Mid-Atlantic region of the U.S. Calpine Corporation sells wholesale power, steam, capacity, renewable energy credits and ancillary services to its customers, which include utilities, independent electric system operators, industrial and agricultural companies, retail power providers, municipalities, power marketers and others.
Forward-Looking Information
In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning expected financial performance and strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine’s reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2013. These filings are available by visiting the Securities and Exchange Commission’s website at www.sec.gov or Calpine’s website at www.calpine.com. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements.

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Calpine Corporation Announces Upsizing and Pricing of Senior Unsecured Notes Offering

January 29, 2015

Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and, other than as required by law, Calpine undertakes no obligation to update any such statements, whether as a result of new information, future events, or otherwise.

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